EXHIBIT 99.1

NB&T Financial Reports Earnings for Second Quarter 2014

July 15, 2014

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the second quarter of 2014 of $1.3 million, or $.39 per share, compared to net income of $1.1 million, or $.33 per share, for the second quarter of 2013. The increase in net income is due primarily to a $1.2 million lower loan loss provision in the second quarter of 2014 compared to the same period last year. This lower provision was partially offset by gains on security sales of $817,000 and a gain on extinguishment of long-term debt of approximately $300,000 in the second quarter of 2013. Net income for the first six months of 2014 was $2.4 million, or $.71 per share, compared to $2.2 million, or $.63 per share, for the same period in 2013. For the six months of 2014, a lower provision of $1.0 million was offset by the above mentioned gains; however, non-interest expenses additionally were down approximately $300,000 for the first six months of 2014 compared to the same period in 2013.

Net interest income was $5.3 million for the second quarter of 2014, compared to $5.1 million for the second quarter of 2013. Net interest margin increased to 3.51% for the second quarter of 2014, compared to 3.34% for the same quarter last year. Net interest income for the first half of 2014 was $10.6 million, compared to $10.5 million for the first half of 2013. Net interest income has increased primarily due to increased investment in longer term tax-exempt municipal securities and slower prepayments on mortgage-related securities. As a result, investment interest income increased $477,000 and $558,000 for the three and six months ended June 30, 2014 compared to the same periods last year. Loan interest income was down $379,000 and $733,000 for the three and six months ended June 30, 2014 compared to the same periods in 2013. The decreases were due primarily to lower average loan balances and continued repricing of new and variable rate loans to lower rates. This lower loan interest income was offset by lower interest expense of $116,000 and $259,000 for the second quarter and first six months of 2014 compared to the same periods in 2013 due to continued runoff of higher priced time deposits.

The provision for loan losses for the second quarter and first six months of 2014 was $135,000 and $410,000, compared to $1.3 million and $1.4 million for the same periods last year. During the second quarter of 2013, the provision for loan losses increased approximately $1.2 million to add specific loan reserves for one commercial loan that was subsequently charged-off. Net charge-offs were $431,000 in the second quarter of 2014, compared to $167,000 in the second quarter of 2013. Year to date net charge-offs for 2014 were $749,000, compared to $397,000 for the first six months of 2013. Despite the increase in charge-offs, asset quality improved during the first six months of 2014. Non-performing loans declined to $3.2 million at June 30, 2014, from $5.8 million and $9.1 million at December 31, 2013 and June 30, 2013 respectively, due primarily to the resolution of problem loans. Other real estate owned also decreased to $1.6 million at June 30, 2014 from $1.9 million at June 30, 2013.

President & CEO, John Limbert, commented, “The improvements in asset quality have directly resulted in lower loan loss provisions and, combined with lower expenses, have given us our best quarter since 2010.”

Total non-interest income was $2.1 million for the second quarter of 2014, compared to $3.3 million for the second quarter of 2013. During the second quarter of 2013, the Company realized a gain of $300,000 on the extinguishment of $1.0 million in trust preferred debt and approximately $817,000 in securities sale gains. There were no such gains during the second quarter or first six months of 2014. As a result, non-interest income for the first six months of 2014 was $4.0 million, compared to $5.2 million for the same period last year. In addition, total NSF fees for the first half of 2014 have declined $152,000, or 13%, when compared to the first six months of 2013.

Total non-interest expense was $5.6 million for each of the second quarter of 2014 and 2013. Non-interest expense for the first six months of 2014 was $11.2 million, compared to $11.5 million for the same period last year. The expense decrease is primarily due to a $164,000 decrease in net costs associated with the operation of other real estate and a decrease of approximately $171,000 in state taxes due to Ohio’s new financial institution tax replacing Ohio’s bank franchise tax.

On June 17, 2014 the Board of Directors declared a dividend of $0.30 per share, payable July 21, 2014 to shareholders of record on June 30, 2014.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Six Months Ending
	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013	6/30/2014	6/30/2013
Statements of Income
Interest income	$5,684	$5,623	$5,480	$5,510	$5,586	$11,307	$11,482
Interest expense	357	376	414	438	473	733	992

Net interest income	5,327	5,247	5,066	5,072	5,113	10,574	10,490
Provision for loan losses	135	275	750	400	1,300	410	1,440
Other non-interest income	2,071	1,968	2,051	2,147	2,450	4,039	4,436
Net gains on sales of securities	—	—	227	—	817	—	781

Total non-interest income	2,071	1,968	2,278	2,147	3,267	4,039	5,217
Total non-interest expenses	5,590	5,603	5,377	5,523	5,605	11,193	11,491

Income before income taxes	1,673	1,337	1,217	1,296	1,475	3,010	2,776
Income taxes	337	251	200	228	336	588	618

Net income	$1,336	$1,086	$1,017	$1,068	$1,139	$2,422	$2,158

Per Share Data
Basic earnings per share	$0.39	$0.32	$0.30	$0.31	$0.33	$0.71	$0.63
Diluted earnings per share	0.38	0.32	0.30	0.31	0.33	0.70	0.63
Dividends per share	0.30	0.30	0.30	0.30	0.30	0.60	0.60
Book value at quarter end	20.68	20.25	19.84	19.89	19.83	20.68	19.83
Average basic shares outstanding	3,430	3,430	3,426	3,416	3,415	3,430	3,418
Average diluted shares outstanding	3,439	3,437	3,436	3,438	3,426	3,438	3,426
Balance Sheet Items (Quarter End)
Total assets	$652,196	$660,964	$638,312	$645,410	$659,827	$652,196	$659,827
Securities	163,039	154,848	138,098	138,818	134,154	163,039	134,154
Loans, including loans held for sale	390,586	389,945	399,496	404,545	410,202	390,586	410,202
Allowance for loan losses	3,715	4,010	4,053	5,884	5,803	3,715	5,803
Deposits	560,777	572,127	550,800	558,075	572,926	560,777	572,926
Borrowings	14,310	14,310	14,310	14,310	14,310	14,310	14,310
Total shareholders’ equity	70,937	69,443	68,035	68,127	67,682	70,937	67,682
Assets Under Management
Total assets	$652,196	$660,964	$638,312	$645,410	$659,827	$652,196	$659,827
Cash management sweep accounts	48,196	48,209	44,039	44,852	38,019	48,196	38,019
Market value of trust assets	263,208	256,835	254,403	246,043	237,884	263,208	237,884
Market value of brokerage assets	85,005	82,025	80,321	78,757	76,668	85,005	76,668
Loans serviced for others	41,546	40,879	41,794	43,024	42,496	41,546	42,496

Total assets under management	$1,090,151	$1,088,912	$1,058,869	$1,058,086	$1,054,894	$1,090,151	$1,054,894

Selected Financial Ratios
Return on average assets (annualized)	0.82%	0.67%	0.62%	0.65%	0.69%	0.74%	0.65%
Return on average equity (annualized)	7.67	6.44	5.90	6.22	6.48	7.06	6.15
Dividend payout ratio	76.92	93.75	100.00	96.77	90.91	84.51	95.24
Net interest margin	3.51	3.48	3.33	3.33	3.34	3.50	3.42
Non-interest expense to total revenue	75.56	77.66	73.22	76.51	66.89	76.60	73.16
Average loans to average total assets	59.27	59.37	61.25	62.32	61.10	59.30	60.27
Asset Quality
Nonaccrual loans	$3,172	$4,640	$5,734	$8,273	$9,006	$3,172	$9,006
Accruing and 90 or more days past due	16	19	32	30	73	16	73

Total nonperforming loans	$3,188	$4,659	$5,766	$8,303	$9,079	$3,188	$9,079

Other real estate owned	1,601	1,050	1,224	1,426	1,894	1,601	1,894
Net charge-offs	431	318	2,581	319	167	749	397
Non-performing loans to total loans	0.82%	1.19%	1.44%	2.05%	2.21%	0.82%	2.21%
Loan loss allowance to total loans	0.95	1.03	1.01	1.46	1.42	0.95	1.42
Loan loss allowance to non-performing loans	116.53	86.07	70.29	70.87	63.92	116.53	63.92
Accruing loans 30+ days past due to total loans	0.60	0.08	0.05	0.25	0.57	0.60	0.57
Net charge-offs to average loans	0.44	0.33	2.57	0.31	0.16	0.39	0.20
Capital
Average equity to average total assets	10.64%	10.36%	10.49%	10.43%	10.60%	10.50%	10.57%
Tier 1 leverage ratio**	11.56	11.44	11.56	11.49	11.23	11.56	11.19
Total risk-based capital ratio**	18.41	19.36	19.10	19.22	18.98	18.41	18.95

**	Estimated for current quarter end